Exhibit 99.1
Motorola Solutions Reports Second-Quarter 2025 Financial Results
Company raises full-year revenue, earnings and operating cash flow outlook following strong Q2 results

•Sales of $2.8 billion, up 5% versus a year ago
◦Software and Services sales up 15%
◦Products and Systems Integration sales flat
•GAAP earnings per share ("EPS") of $3.04; up 17% versus a year ago
•Non-GAAP EPS* of $3.57, up 10% versus a year ago
•Operating cash flow of $272 million, up $92 million versus a year ago
•Ending backlog of $14.1 billion, up $150 million versus a year ago driven by record Q2 orders
•Subsequent to the quarter, acquired Silvus Technologies ("Silvus") for $4.4 billion of upfront consideration

CHICAGO – August 7, 2025 – Motorola Solutions, Inc. (NYSE: MSI) today reported its earnings results for the second quarter of 2025.

“Q2 was outstanding, with record second-quarter revenue and earnings,” said Greg Brown, chairman and CEO, Motorola Solutions. “We continue to see robust demand for our safety and security solutions, highlighted by record Q2 orders and our increased revenue, earnings and operating cash flow expectations for the year.”
KEY FINANCIAL RESULTS (presented in millions, except per share data and percentages)

	Q2 2025	Q2 2024	% Change
Sales	$2,765	$2,628	5%
GAAP
Operating Earnings	$692	$644	7%
% of Sales	25.0%	24.5%
EPS	$3.04	$2.60	17%
Non-GAAP*
Operating Earnings	$818	$758	8%
% of Sales	29.6%	28.8%
EPS	$3.57	$3.24	10%
Products and Systems Integration Segment
Sales	$1,653	$1,658	—%
GAAP Operating Earnings	$363	$379	(4)%
% of Sales	22.0%	22.9%
Non-GAAP* Operating Earnings	$442	$445	(1)%
% of Sales	26.7%	26.8%
Software and Services Segment
Sales	$1,112	$970	15%
GAAP Operating Earnings	$329	$265	24%
% of Sales	29.6%	27.3%
Non-GAAP* Operating Earnings	$376	$313	20%
% of Sales	33.8%	32.3%
* Non-GAAP financial information excludes the after-tax impact of approximately $0.53 per diluted share related to highlighted items, share-based compensation expense and intangible assets amortization expense. Details regarding these non-GAAP adjustments and the use of non-GAAP measures are included later in this news release.

OTHER SELECTED FINANCIAL RESULTS

•Revenue - Sales were $2.8 billion, up 5% from the year-ago quarter driven by growth in North America and International. Revenue from acquisitions was $39 million and foreign currency tailwinds were $9 million in the quarter. The Software and Services segment grew 15%, driven by growth in Land Mobile Radio Communications ("LMR"), Video Security and Access Control ("Video") and Command Center. Revenue for the Products and Systems Integration segment was flat versus the prior year.
•Operating margin - GAAP operating margin was 25.0% of sales, up from 24.5% in the year-ago quarter. Non-GAAP operating margin was 29.6% of sales, up 80 basis points from 28.8% in the year-ago quarter. The increase in both GAAP and non-GAAP operating margins was driven by higher sales and improved operating leverage.
•Taxes - The GAAP effective tax rate during the quarter was 24.3%, versus 23.3% in the year-ago quarter driven by lower benefits from share-based compensation recognized in the current year. The non-GAAP effective tax rate was 23.5%, versus 23.6% the year-ago quarter.
•Cash flow - Operating cash flow was $272 million, compared to $180 million in the year-ago quarter and free cash flow was $224 million, up from $112 million in the year-ago quarter. Both the operating cash flow and free cash flow for the quarter increased primarily due to higher earnings and improved working capital.
•Capital allocation - During the quarter, the company repurchased $218 million of common stock, paid $182 million in cash dividends and incurred $48 million of capital expenditures. Additionally, the company entered into a new five-year $2.25 billion revolving credit facility during the quarter, which replaces the prior $2.25 billion revolving credit facility that was scheduled to mature in March 2026.
Subsequent to the quarter, the company acquired Silvus for $4.4 billion of upfront consideration, which was primarily funded through $2 billion of new long-term senior notes issued in Q2 and $1.5 billion of new term loans. The remaining consideration of $900 million was settled through a combination of cash on hand and issuance of commercial paper.
•Backlog - The company ended the quarter with backlog of $14.1 billion, up 1% or $150 million from the year-ago quarter driven by record Q2 orders. Products and Systems Integration segment backlog was down $902 million, or 21%, driven primarily by strong LMR shipments. Software and Services segment backlog was up $1.0 billion, or 11%, driven by strong demand across all three technologies, partially offset by revenue recognition from the U.K. Home Office.

NOTABLE WINS AND ACHIEVEMENTS

Software and Services
•$44M Command Center order for a U.S. state and local customer
•$29M P25 system upgrade and LMR services order for the City of Chicago
•$12M LMR cybersecurity order for the State of Victoria, Australia
•$11M LMR services order for the State of New Mexico
•$9M LMR services order for a U.S. federal customer

Products and Systems Integration
•$82M P25 system upgrade for a tri-county system in the St. Louis region
•$30M P25 device order for the City of Miami, FL
•$22M P25 system upgrade for the State of Michigan
•$15M fixed video order for a U.S. federal customer
•$11M P25 device order for the Las Vegas Metro Police Department

BUSINESS OUTLOOK

•Third quarter 2025 - The company expects revenue growth of approximately 7% compared to the third quarter of 2024 and non-GAAP EPS between $3.82 to $3.87 per share. This assumes approximately 169 million of fully diluted shares and a non-GAAP effective tax rate of approximately 24%.
•Full-year 2025 - The company now expects revenue of approximately $11.65 billion or 7.7% growth, up from its prior guidance of approximately $11.4 billion or 5.5% growth, and non-GAAP EPS between $14.88 and $14.98, up from its prior guidance of $14.64 and $14.74 per share. This outlook assumes approximately 169 million of fully diluted shares and a non-GAAP effective tax rate of approximately 23%.
Our full-year outlook also includes $185 million of expected revenue related to Silvus. In addition, we are increasing our operating cash flow expectations to $2.75 billion for the full year, inclusive of approximately $75 million of one-time transaction expenses related to the Silvus acquisition.

The company has not quantitatively reconciled its guidance for forward-looking non-GAAP metrics to their most comparable GAAP measures because the company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the most comparable GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results.

RECENT EVENTS
MACROECONOMIC ENVIRONMENT UPDATE
The current global tariff environment is complex and evolving. In early 2025, the United States initiated a series of trade actions which imposed new tariffs and increased existing tariffs on goods imported from various countries, contributing to a global trade landscape subject to evolving tariffs, import/export regulations, trade barriers and trade disputes. As a result, the company continues to observe elevated volatility and uncertainty around the global supply chain.

The company engages with global suppliers across a diverse network of locations around the world. The company continues to work with our global supply base to mitigate its exposure to the risks to global reciprocal (and sectoral) tariffs that have developed, and which may continue to develop, in order to ensure supply continues at levels in order to meet the company's current customer demand. As a result of the dynamic environment, the company expects increased costs on materials and components in 2025, which the company currently expects to substantially mitigate.

CONFERENCE CALL AND WEBCAST Motorola Solutions will host its quarterly conference call beginning at 4 p.m. U.S. Central Time (5 p.m. U.S. Eastern Time) on Thursday, August 7. The conference call will be webcast live at www.motorolasolutions.com/investor. An archive of the webcast will be available for a limited period of time thereafter.

CONSOLIDATED GAAP RESULTS (presented in millions, except per share data)
A comparison of results from operations is as follows:

	Q2 2025	Q2 2024
Net sales	$2,765	$2,628
Gross margin	$1,413	$1,339
Operating earnings	$692	$644
Amounts attributable to Motorola Solutions, Inc. common stockholders
Net earnings	$513	$443
Diluted EPS	$3.04	$2.60
Weighted average diluted common shares outstanding	168.8	170.3

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP") included in this news release, Motorola Solutions also has included non-GAAP measurements of results, including free cash flow, non-GAAP operating earnings, non-GAAP EPS, non-GAAP operating margin, non-GAAP tax rate, and organic revenue. The company has provided these non-GAAP measurements to help investors better understand its core operating performance, enhance comparisons of core operating performance from period-to-period and allow better comparisons of its operating performance to that of its competitors. Among other things, management uses these operating results, excluding the identified items, to evaluate the performance of its businesses and to evaluate results relative to certain incentive compensation targets. Management uses operating results excluding these items because it believes these measurements enable it to make better period-to-period evaluations of the financial performance of its core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and the company compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, GAAP measurements.

Reconciliations: Details and reconciliations of such non-GAAP measurements to the corresponding GAAP measurements can be found at the end of this news release.

Free cash flow: Free cash flow represents net cash provided by operating activities less capital expenditures. The company believes that free cash flow is useful to investors as the basis for comparing its performance and coverage ratios with other companies in the company's industries, although the company's measure of free cash flow may not be directly comparable to similar measures used by other companies. This measure is also used as a component of incentive compensation.

Organic revenue: Organic revenue reflects net sales calculated under GAAP excluding net sales from acquired business owned for less than four full quarters. The company believes organic revenue provides useful information for evaluating the periodic growth of the business on a consistent basis and provides for a meaningful period-to-period comparison and analysis of trends in the business.

Non-GAAP operating earnings, non-GAAP EPS and non-GAAP operating margin each excludes highlighted items, including share-based compensation expenses and intangible assets amortization expense, as follows:

Highlighted items: The company has excluded the effects of highlighted items including, but not limited to, acquisition-related transaction fees, tangible and intangible asset impairments, reorganization of business charges, certain non-cash pension adjustments, legal settlements and other contingencies, gains and losses on investments and businesses, Hytera-related legal expenses, gains and losses on the extinguishment of debt and the income tax effects of significant tax matters, from its non-GAAP operating expenses and net income measurements because the company believes that these historical items do not reflect expected future operating earnings or expenses and do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance. For the purposes of management's internal analysis over operating performance, the company uses financial statements that exclude highlighted items, as these charges do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance.

Hytera-Related Legal Expenses: In 2017, the company filed a complaint against Hytera Communications Corporation Limited of Shenzhen, China; Hytera America, Inc.; and Hytera Communications America (West), Inc. (collectively, “Hytera”), in the U.S. District Court for the Northern District of Illinois (the “District Court”), alleging trade secret theft and copyright infringement, and seeking injunctive relief. In 2020, a jury decided in the company's favor and awarded the company $543.7 million, plus $51.1 million in pre-judgment interest and $2.6 million in costs, as well as $34.2 million in attorneys' fees.

Subsequently, the District Court ordered Hytera to pay the company a forward-looking reasonable royalty on products that use the company’s stolen trade secrets, setting royalty rates for Hytera's sale of relevant products from July 1, 2019 forward. The District Court then ordered Hytera to make royalty payments into a third-party escrow, while it reviewed Hytera's motion to modify the royalty order, which the District Court eventually denied. Hytera refused to make all of its royalty payments. The company filed a motion to hold Hytera in civil contempt for failing to make every royalty payment, which the District Court granted in 2023. As a result, on September 1, 2023, Hytera made a payment of $56 million into the third-party escrow, in addition to subsequent de minimis quarterly royalty payments between October 2022 and November 2024. The aggregate amount paid into escrow, of approximately $61 million, was released to the company on November 26, 2024 and was recorded as a gain within Other charges within the Consolidated Statement of Operations.

Following the initial District Court judgment in the company's favor, both parties appealed to the U.S. Court of Appeals for the Seventh Circuit (the "Court of Appeals"). On July 2, 2024, the Court of Appeals affirmed the District Court's award of $407.4 million in damages under the Defend Trade Secrets Act, directed the District Court to recalculate and reduce its award of $136.3 million in copyright infringement damages, and instructed the District Court to reconsider its denial of the company's request for an injunction. In all other respects, the Court of Appeals affirmed the judgment of the District Court. On October 4, 2024, the Court of Appeals denied Hytera’s motion for rehearing. The case was remanded to the District Court for further action per the Court of Appeals' decision. On January 2, 2025, Hytera filed a petition for writ of certiorari with the Supreme Court of the United States, which was subsequently denied by the Supreme Court on February 24, 2025. The issues of copyright recalculation and injunction are currently briefed. The District Court is seeking to schedule a hearing on these issues for sometime later in 2025.

On March 4, 2025, Hytera made a partial payment toward the judgment of approximately $10 million, and an additional payment of approximately $10 million on April 25, 2025. Both payments were recorded as a gain within Other charges within the Consolidated Statement of Operations. The company continues to seek collection of the judgment through the ongoing legal process.

In 2024, the parties engaged in competing litigation in the District Court and a court in China related to the possible continued use by Hytera of the company’s trade secrets in Hytera’s currently shipping products. On April 2, 2024, the District Court held Hytera in civil contempt, and issued a worldwide sales injunction of certain Hytera products and a daily fine for Hytera's failure to withdraw its competing litigation in China. On April 16, 2024, the Court of Appeals granted Hytera's motion for an emergency stay of the contempt sanctions, pending its review of the District Court's various orders related to the competing litigation and contempt sanctions. The District Court held hearings in August 2024, concerning whether Hytera's currently shipping products continue to misuse the company's trade secrets and copyrighted source code. The issue is currently under consideration by the District Court.

Management typically considers legal expenses associated with defending the company's intellectual property as “normal and recurring” and accordingly, Hytera-related legal expenses were included in both the company's GAAP and non-GAAP operating income for fiscal years 2017, 2018 and 2019. The company anticipates further expenses associated with Hytera-related litigation; however, as of 2020, the company believes that these expenses are no longer a part of the “normal and recurring” legal expenses incurred to operate its business. In addition, as any contingent or actual gains associated with the Hytera litigation are recognized, they will be similarly excluded from the company's non-GAAP operating income, consistent with the company's treatment of the $15 million of proceeds realized in 2022, $61 million realized in 2024 and $20 million realized in 2025. The company believes after the jury award, the presentation of excluding both Hytera-related legal expenses and gains related to awards better aligns with how management evaluates the company's ongoing underlying business performance.

Share-based compensation expenses: The company has excluded share-based compensation expenses from its non-GAAP operating expenses and net income measurements. Although share-based compensation is a key incentive offered to the company’s employees and the company believes such compensation contributed to the revenue earned during the periods presented and also believes it will contribute to the generation of future period revenues, the company continues to evaluate its performance excluding share-based compensation expenses primarily because it represents a significant non-cash expense. Share-based compensation expenses will recur in future periods.

Intangible assets amortization expense: The company has excluded intangible assets amortization expense from its non-GAAP operating expenses and net income measurements primarily because it represents a non-cash expense and because the company evaluates its performance excluding intangible assets amortization expense. Amortization of intangible assets is consistent in amount and frequency but is significantly affected by the timing and size of the company’s acquisitions. Investors should note that the use of intangible assets contributed to the company’s revenues earned during the periods presented and will contribute to the company’s future period revenues as well. Intangible assets amortization expense will recur in future periods.

FORWARD LOOKING STATEMENTS

This news release contains "forward-looking statements" within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, Motorola Solutions’ financial outlook for the third quarter and full-year of 2025; and the impact of global tariffs and volatility in the global supply chain and our expected ability to mitigate increased costs related thereto. Motorola Solutions cautions the reader that the risks and uncertainties below, as well as those in Part I Item 1A of Motorola Solutions’ 2024 Annual Report on Form 10-K and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com/investors, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions, and factors that may impact forward-looking statements include, but are not limited to: (i) impact of current global economic and political conditions in the markets in which we operate (including, but not limited to, with respect to tariffs); (ii) increased areas of risk, increased competition and additional compliance obligations associated with the introduction of new or enhanced products and services in our segments; (iii) impact of catastrophic events on our business or our customers' or suppliers' business; (iv) social, ethical, environmental and competitive risks relating to the use of artificial intelligence ("AI") in our products and services; (v) the effectiveness of our strategic acquisitions, including the integrations of such acquired businesses and the resulting impact on our financial results and operations; (vi) the inability of our products to meet our customers’ expectations or regulatory or industry standards; (vii) our inability to purchase a sufficient amount of materials, parts, and components, as well as software and services, at acceptable prices to meet the demands of our customers, and any disruption to our suppliers or significant increase in the price of supplies; (viii) risks related to our large, multi-year system and services contracts; (ix) the global nature of our employees, customers, suppliers and outsource partners; (x) our use of third-parties to develop, design and/or manufacture many of our components and some of our products, and to perform portions of our business operations; (xi) the inability of our subcontractors to perform in a timely and compliant manner or adhere to our Human Rights Policy; (xii) increasing scrutiny and evolving expectations from investors, customers, lawmakers, regulators and other stakeholders regarding environmental, social and governance (“ESG”) related practices and disclosures, as well as recent U.S. based anti-ESG efforts; (xiii) challenges relating to existing or future legislation and regulations pertaining to AI, AI-enabled products and the use of biometrics and other video analytics; (xiv) the impact, including increased costs and potential liabilities, associated with changes in laws and regulations regarding cybersecurity, privacy, data protection, and information security; (xv) the impact of government regulation of radio frequencies; (xvi) regulations, laws and other compliance requirements applicable to our U.S. government customer contracts and grants; (xvii) the impact, including increased costs and additional compliance obligations, associated with existing or future telecommunications-related laws and regulations; (xviii) impact of product regulatory and safety, consumer, worker safety and environmental product compliance and remediation laws; (xix) the evolving state of environmental regulation relating to climate change, and the physical risks of climate change; (xx) impact of tax matters; (xxi) increased cybersecurity threats, a security breach or other significant disruption of our IT systems or those of our outsource partners, suppliers or customers; (xxii) our inability to protect our intellectual property or potential infringement of intellectual property rights of third parties; (xxiii) risks relating to intellectual property licenses and intellectual property indemnities in our customer and supplier contracts; (xxiv) our license of the MOTOROLA, MOTO, MOTOROLA SOLUTIONS and the Stylized M logo and all derivatives and formatives thereof from Motorola Trademark Holdings, LLC; (xxv) inability to attract and retain senior management and key employees; (xxvi) inability to access the capital markets for financing on acceptable terms and conditions; (xxvii) exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars; (xxviii) impact of returns on pension and retirement plan assets and interest rate changes; and (xix) the return of capital to shareholders through dividends and/or repurchasing shares. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

About Motorola Solutions | Solving for safer
Safety and security are at the heart of everything we do at Motorola Solutions. We build and connect technologies to help protect people, property and places. Our solutions foster the collaboration that’s critical for safer communities, safer schools, safer hospitals, safer businesses, and ultimately, safer nations. Learn more about our commitment to innovating for a safer future for us all at www.motorolasolutions.com.

MEDIA CONTACT
Alexandra Reynolds
Motorola Solutions
+1 312-965-3968
alexandra.reynolds@motorolasolutions.com

INVESTOR CONTACT
Tim Yocum
Motorola Solutions
+1 847-576-6899
Tim.Yocum@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2025 Motorola Solutions, Inc. All rights reserved.

GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	June 28, 2025	June 29, 2024
Net sales from products	$1,533	$1,563
Net sales from services	1,232	1,065
Net sales	2,765	2,628
Costs of products sales	646	653
Costs of services sales	706	636
Costs of sales	1,352	1,289
Gross margin	1,413	1,339
Selling, general and administrative expenses	450	430
Research and development expenditures	231	220
Other charges	1	9
Intangibles amortization	39	36
Operating earnings	692	644
Other income (expense):
Interest expense, net	(55)	(69)
Other, net	43	5
Total other expense	(12)	(64)
Net earnings before income taxes	680	580
Income tax expense	165	135
Net earnings	515	445
Less: Earnings attributable to non-controlling interests	2	2
Net earnings attributable to Motorola Solutions, Inc.	$513	$443
Earnings per common share:
Basic	$3.08	$2.65
Diluted	$3.04	$2.60
Weighted average common shares outstanding:
Basic	166.8	166.9
Diluted	168.8	170.3

	Percentage of Net Sales*
Net sales from products	55.4%	59.5%
Net sales from services	44.6%	40.5%
Net sales	100.0%	100.0%
Costs of products sales	42.1%	41.8%
Costs of services sales	57.3%	59.7%
Costs of sales	48.9%	49.0%
Gross margin	51.1%	51.0%
Selling, general and administrative expenses	16.3%	16.4%
Research and development expenditures	8.4%	8.4%
Other charges	—%	0.3%
Intangibles amortization	1.4%	1.4%
Operating earnings	25.0%	24.5%
Other income (expense):
Interest expense, net	(2.0)%	(2.6)%
Other, net	1.6%	0.2%
Total other expense	(0.4)%	(2.4)%
Net earnings before income taxes	24.6%	22.1%
Income tax expense	6.0%	5.1%
Net earnings	18.6%	16.9%
Less: Earnings attributable to non-controlling interests	0.1%	0.1%
Net earnings attributable to Motorola Solutions, Inc.	18.6%	16.8%
* Percentages may not add up due to rounding

GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Six Months Ended
	June 28, 2025	June 29, 2024
Net sales from products	$2,980	$2,968
Net sales from services	2,313	2,049
Net sales	5,293	5,017
Costs of products sales	1,220	1,252
Costs of services sales	1,360	1,234
Costs of sales	2,580	2,486
Gross margin	2,713	2,531
Selling, general and administrative expenses	886	827
Research and development expenditures	464	437
Other charges	13	28
Intangibles amortization	76	76
Operating earnings	1,274	1,163
Other income (expense):
Interest expense, net	(106)	(113)
Other, net	59	(560)
Total other expense	(47)	(673)
Net earnings before income taxes	1,227	490
Income tax expense	280	83
Net earnings	947	407
Less: Earnings attributable to non-controlling interests	4	3
Net earnings attributable to Motorola Solutions, Inc.	$943	$404
Earnings per common share:
Basic	$5.65	$2.43
Diluted	$5.57	$2.37
Weighted average common shares outstanding:
Basic	166.8	166.5
Diluted	169.4	170.3

	Percentage of Net Sales*
Net sales from products	56.3%	59.2%
Net sales from services	43.7%	40.8%
Net sales	100.0%	100.0%
Costs of products sales	40.9%	42.2%
Costs of services sales	58.8%	60.2%
Costs of sales	48.7%	49.6%
Gross margin	51.3%	50.4%
Selling, general and administrative expenses	16.7%	16.5%
Research and development expenditures	8.8%	8.7%
Other charges	0.2%	0.6%
Intangibles amortization	1.4%	1.5%
Operating earnings	24.1%	23.2%
Other income (expense):
Interest expense, net	(2.0)%	(2.3)%
Other, net	1.1%	(11.2)%
Total other expense	(0.9)%	(13.4)%
Net earnings before income taxes	23.2%	9.8%
Income tax expense	5.3%	1.7%
Net earnings	17.9%	8.1%
Less: Earnings attributable to non-controlling interests	0.1%	0.1%
Net earnings attributable to Motorola Solutions, Inc.	17.8%	8.0%
* Percentages may not add up due to rounding

GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	June 28, 2025	December 31, 2024
Assets
Cash and cash equivalents	$3,206	$2,102
Accounts receivable, net	1,852	1,952
Contract assets	1,380	1,230
Inventories, net	861	766
Other current assets	415	429
Total current assets	7,714	6,479
Property, plant and equipment, net	1,070	1,022
Operating lease assets	590	529
Investments	180	135
Deferred income taxes	1,230	1,280
Goodwill	3,840	3,526
Intangible assets, net	1,361	1,249
Other assets	427	375
Total assets	$16,412	$14,595
Liabilities and Stockholders' Equity
Current portion of long-term debt	$70	$322
Accounts payable	913	1,018
Contract liabilities	2,016	2,072
Accrued liabilities	1,465	1,643
Total current liabilities	4,464	5,055
Long-term debt	7,661	5,675
Operating lease liabilities	472	427
Other liabilities	1,831	1,719
Total Motorola Solutions, Inc. stockholders’ equity	1,968	1,703
Non-controlling interests	16	16
Total liabilities and stockholders’ equity	$16,412	$14,595

GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	June 28, 2025	June 29, 2024
Operating
Net earnings	$515	$445
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	86	83
Non-cash other charges (income)	(12)	12
Share-based compensation expenses	74	63
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	(68)	(170)
Inventories	(22)	36
Other current assets and contract assets	(44)	(60)
Accounts payable, accrued liabilities and contract liabilities	(281)	(241)
Other assets and liabilities	24	1
Deferred income taxes	—	11
Net cash provided by operating activities	272	180
Investing
Acquisitions and investments, net	(14)	(5)
Proceeds from sales of investments and businesses, net	2	2
Capital expenditures	(48)	(68)
Net cash used for investing activities	(60)	(71)
Financing
Net proceeds from issuance of debt	1,983	—
Repayments of debt	(252)	—
Revolving credit facility renewal fees	(5)	—
Issuances of common stock, net of tax	54	6
Purchases of common stock	(218)	(71)
Payments of dividends	(182)	(163)
Payments of dividends to non-controlling interests	(4)	(3)
Net cash provided by (used for) financing activities	1,376	(231)
Effect of exchange rate changes on total cash and cash equivalents	54	(9)
Net increase (decrease) in total cash and cash equivalents	1,642	(131)
Cash and cash equivalents, beginning of period	1,564	1,512
Cash and cash equivalents, end of period	$3,206	$1,381

GAAP-5
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended
	June 28, 2025	June 29, 2024
Operating
Net earnings	$947	$407
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	167	166
Non-cash other charges (income)	(5)	15
Share-based compensation expenses	140	119
Loss from the extinguishment of Silver Lake Convertible Debt	—	585
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	129	(57)
Inventories	(84)	29
Other current assets and contract assets	(122)	(183)
Accounts payable, accrued liabilities and contract liabilities	(455)	(331)
Other assets and liabilities	49	(18)
Deferred income taxes	17	(170)
Net cash provided by operating activities	783	562
Investing
Acquisitions and investments, net	(464)	(42)
Proceeds from sales of investments and businesses, net	12	38
Capital expenditures	(85)	(114)
Net cash used for investing activities	(537)	(118)
Financing
Net proceeds from issuance of debt	1,983	1,288
Repayments of debt	(252)	(1,593)
Revolving credit facility renewal fees	(5)	—
Issuances of common stock, net of tax	(37)	1
Purchases of common stock	(543)	(110)
Payments of dividends	(364)	(326)
Payments of dividends to non-controlling interests	(4)	(3)
Net cash provided by (used for) financing activities	778	(743)
Effect of exchange rate changes on total cash and cash equivalents	80	(25)
Net increase (decrease) in total cash and cash equivalents	1,104	(324)
Cash and cash equivalents, beginning of period	2,102	1,705
Cash and cash equivalents, end of period	$3,206	$1,381

Non-GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In millions)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net cash provided by operating activities	$272	$180	$783	$562
Capital expenditures	(48)	(68)	(85)	(114)
Free cash flow	$224	$112	$698	$448

Non-GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Earnings Attributable to MSI to Non-GAAP Net Earnings Attributable to MSI
(In millions)

		Three Months Ended		Six Months Ended
	Statement Line	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net earnings attributable to MSI		$513	$443	$943	$404
Non-GAAP adjustments before income taxes:
Share-based compensation expenses	Cost of sales, SG&A and R&D	$74	$63	$140	$119
Intangible assets amortization expense	Intangibles amortization	39	36	76	76
Reorganization of business charges	Cost of sales and Other charges (income)	14	4	31	14
Hytera-related legal expenses	SG&A	6	6	20	7
Loss on financing issuance costs	Other (income) expense	2	—	2	—
Acquisition-related transaction fees	Other charges (income)	2	4	8	7
Legal settlements	Other charges (income)	1	—	5	6
Assessments of uncertain tax positions	Interest income, net, Other (income) expense	—	20	1	21
Operating lease asset impairments	Other charges (income)	—	1	—	4
Loss from the extinguishment of Silver Lake Convertible Debt	Other (income) expense	—	—	—	585
Investment impairments	Other (income) expense	—	—	—	3
Gain on Hytera legal settlement	Other charges (income)	(10)	—	(20)	—
Fair value adjustments to equity investments	Other (income) expense	(18)	11	(13)	13
Total Non-GAAP adjustments before income taxes		$110	$145	$250	$855
Income tax expense on Non-GAAP adjustments		21	36	51	225
Total Non-GAAP adjustments after income taxes		89	109	199	630
Non-GAAP Net earnings attributable to MSI		$602	$552	$1,142	$1,034

Calculation of Non-GAAP Tax Rate
(In millions)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net earnings before income taxes	$680	$580	$1,227	$490
Total Non-GAAP adjustments before income taxes*	110	145	250	855
Non-GAAP Net earnings before income taxes	790	725	1,477	1,345
Income tax expense	165	135	280	83
Income tax expense on Non-GAAP adjustments**	21	36	51	225
Total Non-GAAP Income tax expense	$186	$171	331	308
Non-GAAP Tax rate	23.5%	23.6%	22.4%	22.9%
*See reconciliation on Non-GAAP-2 table above for detail on Non-GAAP adjustments before income taxes
**Income tax impact of highlighted items

Non-GAAP-2
Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share*

		Three Months Ended		Six Months Ended
	Statement Line	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net earnings attributable to MSI		$3.04	$2.60	$5.57	$2.37
Non-GAAP adjustments before income taxes:
Share-based compensation expenses	Cost of sales, SG&A and R&D	$0.44	$0.37	$0.83	$0.70
Intangible assets amortization expense	Intangibles amortization	0.23	0.21	0.45	0.44
Reorganization of business charges	Cost of sales and Other charges (income)	0.08	0.02	0.18	0.08
Hytera-related legal expenses	SG&A	0.04	0.04	0.12	0.04
Loss on financing issuance costs	Other (income) expense	0.01	—	0.01	—
Acquisition-related transaction fees	Other charges (income)	0.01	0.02	0.05	0.04
Legal settlements	Other charges (income)	0.01	—	0.03	0.04
Assessments of uncertain tax positions	Interest income, net, Other (income) expense	—	0.12	0.01	0.12
Operating lease asset impairments	Other charges (income)	—	0.01	—	0.02
Loss from the extinguishment of Silver Lake Convertible Debt	Other (income) expense	—	—	—	3.43
Investment impairments	Other (income) expense	—	—	—	0.02
Gain on Hytera legal settlement	Other charges (income)	(0.06)	—	(0.12)	—
Fair value adjustments to equity investments	Other (income) expense	(0.11)	0.06	(0.08)	0.08
Total Non-GAAP adjustments before income taxes		$0.65	$0.85	$1.48	$5.01
Income tax expense on Non-GAAP adjustments		0.12	0.21	0.31	1.33
Total Non-GAAP adjustments after income taxes		0.53	0.64	1.17	3.68
Non-GAAP Net earnings attributable to MSI		$3.57	$3.24	$6.74	$6.05

GAAP Diluted Weighted Average Common Shares		168.8	170.3	169.4	170.3
Adjusted for dilutive shares outstanding**		—	—	—	0.5
Non-GAAP Diluted Weighted Average Common Shares		168.8	170.3	169.4	170.8
*Indicates Non-GAAP Diluted EPS
** Under U.S. GAAP, the Silver Lake shares were considered anti-dilutive to earnings per share for the six months ended June 29, 2024 and were excluded from the computation of GAAP diluted weighted average common shares and diluted earnings per share. The shares are considered dilutive for non-GAAP earnings per share for the six months ended June 29, 2024 and an adjustment is reflected to include these shares for non-GAAP diluted earnings per share.

Non-GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Three Months Ended
	June 28, 2025			June 29, 2024
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$1,653	$1,112	$2,765	$1,658	$970	$2,628
Operating earnings ("OE")	363	329	692	379	265	644
Above OE non-GAAP adjustments:
Share-based compensation expenses	54	20	74	44	19	63
Intangible assets amortization expense	16	23	39	8	28	36
Reorganization of business charges	10	4	14	6	(2)	4
Hytera-related legal expenses	6	—	6	6	—	6
Acquisition-related transaction fees	2	—	2	1	3	4
Legal settlements	1	—	1	—	—	—
Operating lease asset impairments	—	—	—	1	—	1
Gain on Hytera legal settlement	(10)	—	(10)	—	—	—
Total above-OE non-GAAP adjustments	79	47	126	66	48	114
Operating earnings after non-GAAP adjustments	$442	$376	$818	$445	$313	$758

Operating earnings as a percentage of net sales - GAAP	22.0%	29.6%	25.0%	22.9%	27.3%	24.5%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	26.7%	33.8%	29.6%	26.8%	32.3%	28.8%

Non-GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Six Months Ended
	June 28, 2025			June 29, 2024
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$3,199	$2,094	$5,293	$3,149	$1,868	$5,017
Operating earnings ("OE")	715	559	1,274	689	474	1,163
Above-OE non-GAAP adjustments:
Share-based compensation expenses	102	38	140	83	36	119
Intangible assets amortization expense	32	44	76	17	59	76
Reorganization of business charges	22	9	31	14	—	14
Hytera-related legal expenses	20	—	20	7	—	7
Acquisition-related transaction fees	2	6	8	1	6	7
Legal settlements	3	2	5	1	5	6
Operating lease asset impairments	—	—	—	3	1	4
Gain on Hytera legal settlement	(20)	—	(20)	—	—	—
Total above-OE non-GAAP adjustments	161	99	260	126	107	233
Operating earnings after non-GAAP adjustments	$876	$658	$1,534	$815	$581	$1,396

Operating earnings as a percentage of net sales - GAAP	22.4%	26.7%	24.1%	21.9%	25.4%	23.2%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	27.4%	31.4%	29.0%	25.9%	31.1%	27.8%

Non-GAAP-5
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Revenue to Non-GAAP Organic Revenue
(In millions)

	Three Months Ended
	June 28, 2025	June 29, 2024	% Change
Net sales	$2,765	$2,628	5%
Non-GAAP adjustments:
Sales from acquisitions	39	—
Organic revenue	$2,726	$2,628	4%

	Six Months Ended
	June 28, 2025	June 29, 2024	% Change
Net sales	$5,293	$5,017	6%
Non-GAAP adjustments:
Sales from acquisitions	71	—
Organic revenue	$5,222	$5,017	4%